WELLS
FARGO
Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334
ANNUAL STATEMENT OF COMPLIANCE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of April 1, 2014, by and among Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank,
National Association, as Master Servicer, Midland Loan Services, A Division of PNC Bank,
National Association, as Special Servicer, Situs Holdings, LLC, as Trust Advisor, Deutsche Bank
Trust Company Americas, as Trustee and Wells Fargo Bank, National Association, as Certificate
Administrator, Certificate Registrar, Authenticating Agent and Custodian, with respect to
Commercial Mortgage Pass-Through Certificates Series 2014-C15 (the "Agreement").
Capitalized terms used herein not otherwise defined shall have the meanings assigned in the
Agreement.
Pursuant to Section 13.9 of the Agreement, I, Daniel Bober, Executive Vice President of
Commercial Mortgage Services do hereby certify that:
1.
A review of the activities of the Master Servicer during the period from April 1,
2014 through December 31, 2014 (the "Reporting Period") , and of its performance per the Agreement during such period has been made under my supervision, and
2.
To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of March 2015.
/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank
Wells Fargo Bank, N.A.